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                      PHARMAINVEST, L.L.C. EXTENDS TENDER OFFER

         NEW YORK, NEW YORK (December 19, 1997).......PharmaInvest, L.L.C. has
announced that its offer to purchase up to 1,400 of the outstanding units of limited partnership interest of ALZA TTS Research Partners, Ltd. has been extended and is now scheduled to expire at 12:00 Midnight (Eastern Standard
Time) on January 23, 1997. As of 5:00 p.m. on December 18, 1997, approximately 13 Units had been tendered and not withdrawn.

    For additional information, contact MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885.